Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

CONTACTS:	Kim Francis
Checkers Drive-In Restaurants, Inc.
Phone: 813-283-7078
francisk@checkers.com

Checkers®/Rally’s® New Loaded Fries Are Loaded with Flavor
Bacon, cheddar, chili and ranch-topped fries deliver bold flavor, casual dining quality at double drive-thru value

TAMPA, FL – January 4, 2006 – Checkers Drive-In Restaurants, Inc., the nation’s largest chain of double drive-thru restaurants (NASDAQ: CHKR), today announced a new limited time offer that’s loaded with flavor: Checkers®/Rally’s® Loaded Fries. These bacon, cheddar, chili and/or ranch-topped fries deliver a bold flavor with casual dining quality at Checkers/Rally’s double drive-thru value.

“Our seasoned fries are consistently ranked as some of the best in the business, and they’ve always been a guest favorite,” said Adam Noyes, Vice President of Development and Operations Services. “Our test results for Loaded Fries were phenomenal, and we’re excited to give our guests new ways to enjoy our fries by loading on the flavor, while we stay true to Checkers/Rally’s brand of high quality products at a great value.”

From now through February 12, 2006, at participating locations, guests can choose Bacon Cheddar, Chili Cheese, or Bacon Ranch topped seasoned fries, or go fully loaded with Checkers/Rally’s new Bacon Cheddar Ranch fries. The loaded fries start at $1.99 with fully loaded fries priced at $2.29. Prices may vary by location. Guests can also choose to load their fries that come with any Checkers/Rally’s combo meal.

About Checkers Drive-In Restaurants, Inc.
Checkers Drive-In Restaurants, Inc. (http://www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

PHOTO CAPTION:

Checkers®/Rally’s® today launched its Loaded Fries limited time offer, giving guests the opportunity to load on the flavor with combinations of bacon, cheddar, chili and ranch toppings.